Exhibit 99.1

Contact:   Walter H. Hasselbring, III
(815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2022

Watseka, Illinois, August 31, 2022 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced net income of $5.8 million, or $1.88 per basic share and $1.84 per diluted share for the fiscal year ended June 30, 2022, compared to $5.3 million, or $1.76 per basic share and $1.74 per diluted share for the fiscal year ended June 30, 2021.  The Company also announced net income of $1.0 million, or $0.34 per basic share and $0.33 per diluted share for the three months ended June 30, 2022, compared to $993,000, or $0.33 per basic share and $0.32 per diluted share for the three months ended June 30, 2021.

Net income increased $437,000, or 8.2%, to $5.8 million for the year ended June 30, 2022, from $5.3 million for the year ended June 30, 2021.  For the year ended June 30, 2022, net interest income was $22.3 million, compared to $20.2 million for the year ended June 30, 2021.  Interest income increased to $24.8 million for the year ended June 30, 2022, from $24.4 million for the year ended June 30, 2021.  Interest expense decreased to $2.5 million for the year ended June 30, 2022, from $4.2 million for the year ended June 30, 2021.

Non-interest income decreased to $5.5 million for the year ended June 30, 2022, from $6.3 million for the year ended June 30, 2021.  Non-interest expense increased to $19.4 million for the year ended June 30, 2022, from $18.2 million for the year ended June 30, 2021.  For the year ended June 30, 2022, income tax expense totaled $2.0 million compared to $2.0 million for the year ended June 30, 2021.

Total assets at June 30, 2022 were $857.6 million compared to $797.3 million at June 30, 2021.  Cash and cash equivalents increased to $75.8 million at June 30, 2022, from $62.7 million at June 30, 2021.  Investment securities increased to $220.9 million at June 30, 2022, from $189.9 million at June 30, 2021.  Net loans receivable increased to $518.9 million at June 30, 2022, from $513.4 million at June 30, 2021.  As of June 30, 2022, we had no SBA Paycheck Protection Program (PPP) loans remaining in our portfolio.  Deposits increased to $752.0 million at June 30, 2022, from $667.6 million at June 30, 2021.  Total borrowings, including repurchase agreements, decreased to $24.2 million at June 30, 2022 from $34.2 million at June 30, 2021.   Stockholders’ equity decreased to $71.7 million at June 30, 2022 from $85.3 million at June 30, 2021.  Equity decreased primarily due to a decrease of $19.3 million in accumulated other comprehensive income (loss), net of tax, and the accrual of approximately $1.1 million in dividends to our shareholders.  The decrease in accumulated other comprehensive income (loss) was primarily due to unrealized depreciation on available-for-sale securities, net of tax, as a result of a decline in market value that was attributable to changes in interest rates and not credit quality.  These decreases were partially offset by net income of $5.8 million, and ESOP and stock equity plan activity of $916,000.

The allowance for loan losses increased $453,000 to $7.1 million at June 30, 2022, from $6.6 million at June 30, 2021.  The increase was the result of a provision for loan losses of $492,000, partially offset by net charge-offs of $39,000.

As announced on August 10, 2022, IF Bancorp, Inc. will pay a cash dividend of $0.20 per common share on or about October 14, 2022, to stockholders of record as of the close of business on September 23, 2022.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including as a result of the COVID-19 pandemic; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)

	Quarter Ended June 30, 2022	Quarter Ended June 30, 2021	Year Ended June 30, 2022	Year Ended June 30, 2021
	(unaudited)	(unaudited)	(unaudited)
Interest income	$6,232	$5,928	$24,792	$24,357
Interest expense	612	711	2,529	4,178
Net interest income	5,620	5,217	22,263	20,179
Provision for loan losses	453	679	492	844
Net interest income after provision for loan losses	5,167	4,538	21,771	19,335
Non-interest income	1,065	1,397	5,504	6,258
Non-interest expense	4,848	4,591	19,448	18,212
Income before taxes	1,384	1,344	7,827	7,381
Income tax expense	349	351	2,043	2,034

Net income	$1,035	$993	$5,784	$5,347

Earnings per share (1):
Basic	$0.34	$0.33	$1.88	$1.76
Diluted	$0.33	$0.32	$1.84	$1.74

Weighted average shares outstanding (1):
Basic	3,082,015	3,045,520	3,069,879	3,038,303
Diluted	3,141,056	3,103,955	3,136,091	3,078,867

Performance Ratios

	Year Ended June 30, 2022	Year Ended June 30, 2021
	(unaudited)
Return on average assets	0.74%	0.72%
Return on average equity	7.07%	6.34%
Net interest margin on average interest earning assets	2.93%	2.86%
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Footnotes on following page

Selected Balance Sheet Data
(Dollars in thousands, except per share data)

	Year Ended June 30, 2022	Year Ended June 30, 2021
	(unaudited)
Assets	$857,558	$797,341
Cash and cash equivalents	75,811	62,735
Investment securities	220,906	189,891
Net loans receivable	518,931	513,371
Deposits	752,020	667,632
Total borrowings, including repurchase agreements	24,244	34,245
Total stockholders’ equity	71,658	85,304
Book value per share (2)	22.00	26.33
Average stockholders’ equity to average total assets	10.46%	11.40%

Asset Quality
(Dollars in thousands)
	Year Ended June 30, 2022	Year Ended June 30, 2021
	(unaudited)
Non-performing assets (3)	$1,294	$411
Allowance for loan losses	7,052	6,599
Non-performing assets to total assets	0.15%	0.05%
Allowance for losses to total loans	1.34%	1.27%
Allowance for losses to total loans excluding PPP loans (4)	1.34%	1.32%

(1)	Shares outstanding do not include ESOP shares not committed for release.
(2)	Total stockholders’ equity divided by shares outstanding of 3,257,626 and 3,240,376 at June 30, 2022 and 2021, respectively.
(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.
(4)	Paycheck Protection Program (PPP) loans are administered by the SBA and are fully guaranteed by the U.S. government. The Company had no outstanding PPP loans at June 30, 2022.